November 21, 2000


                       CONSENT OF COUNSEL



We consent to the inclusion in this Form 10-SB of D.I.T. Ventures, Inc. of our opinion dated November 21, 2000. We also consent to the reference to our firm under the caption "Counsel" in this Form 10-SB.

Very truly yours,

PARSONS LAW FIRM


James B. Parsons
JBP:aqs